Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-120762 and 333-122427) and on Forms S-8 (Nos. 333-116395, 333-90592, 333-89302, and 333-136497) of Redwood Trust, Inc. of our report dated March 14, 2005 relating to the financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
San Francisco, California
February 19, 2007